Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

BitFuFu Inc.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

Security Type		Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.0001 per share	Rule 457(c) and Rule 457(h)	7,500,000	$4.30	$32,250,000	0.0001476	$4,760.1
	Total Offering Amounts					$32,250,000		$4,760.1
	Total Fee Offsets							$0
	Net Fee Due							$4,760.1

(1)	Represents 7,500,000 Class A ordinary shares, par value US$0.0001 per share, of the registrant (the “Ordinary Shares”) authorized for issuance under the 2022 Share Incentive Plan (the “2022 Plan”). Pursuant to the 2022 Plan, the maximum aggregate number of Ordinary Shares which may be issued under the 2022 Plan is 7,500,000. As of the date hereof, the 7,500,000 Class A Ordinary Shares have been issued to FUFU ESOP Limited.

(2)	The proposed maximum offering price per Ordinary Share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$4.30 per Ordinary Share, the average of the high and low prices for the Registrant’s Ordinary Shares as quoted on the Nasdaq Capital Market on September 6, 2024.